UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2022

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01  Entry into Material Definitive Agreement

First Amendment Agreement to Credit Agreement

On September 30, 2022, Universal Management Services, Inc. (“Universal Management”), a subsidiary of Universal Logistics Holdings, Inc. (“Universal”), and certain other borrowing subsidiaries of Universal, entered into an amendment to the credit agreement with KeyBank National Association, KeyBanc Capital Markets, Inc., The Huntington Bank, U.S. Bank National Association, and a syndicate of lenders. The amendment increases the credit agreement’s revolving credit commitment to up to $400,000,000, which amount may be increased by up to $200,000,000 upon request. Upon closing, the applicable subsidiaries borrowed approximately $89.4 million to pay off existing indebtedness under the original credit agreement. Borrowings under the amended credit agreement may be made until and mature on September 30, 2027.

Borrowings under the amended credit agreement bear interest at index-adjusted SOFR or a base rate, plus an applicable margin.  The applicable margin fluctuates based on the borrowers’ leverage ratio, as defined in the amended credit agreement.  The current applicable interest rate under the amended credit agreement is generally index-adjusted SOFR plus 1.50%.  The amended credit agreement also requires the borrowers to pay a quarterly fee to the lenders of 0.20%, subject to adjustment based on the borrowers’ leverage ratio, multiplied by the amount of unused credit commitments.

As security for the indebtedness under the amended credit agreement, the borrowers and certain affiliates continued to grant to KeyBank a first-priority pledge of the capital stock of certain subsidiaries of Universal, as specified in the amended credit agreement. KeyBank was also granted a first-priority, perfected security interest in cash, deposits, accounts receivable, inventory, equipment, and selected other assets of the applicable borrowers, as defined in the amended credit agreement.

The amended credit agreement includes customary affirmative and negative covenants, as well as financial covenants requiring minimum fixed charge coverage and leverage ratios, as defined in the amended credit agreement.  The amended credit agreement contains customary events of default that would permit the lenders to accelerate the loans if not cured within applicable grace periods, including but not limited to the failure to make timely payments, the failure to satisfy covenants, a change in control of Universal or its subsidiaries, and specified events of bankruptcy or insolvency. The amended credit agreement also includes customary mandatory prepayments provisions.

Under the amended credit agreement, the lenders released certain subsidiaries of Universal from their respective obligations under the original credit agreement to facilitate their entry into the new credit agreement described elsewhere in this Current Report.

The foregoing description in this Current Report of the amended credit agreement is not intended to be a complete description of the amendment and related documents. The description is qualified in its entirety by the full text of the documents attached as Exhibit 10.1 to and incorporated by reference in this Current Report.

UACL Credit Agreement

On September 30, 2022, UACL Logistics Holdings LLC, a wholly owned subsidiary of Universal, and certain other borrowing subsidiaries of UACL Logistics Holdings, entered into a new credit agreement with KeyBank, National Association, KeyBanc Capital Markets, Inc., The Huntington Bank, U.S. Bank National Association, and a syndicate of lenders. The UACL credit agreement provides for aggregate borrowing facilities of up to $90,000,000 (which amount may be increased by up to $30,000,000 upon request). The UACL credit agreements consists of an $80,000,000 term loan and a $10,000,000 revolving credit facility. Upon closing, the applicable subsidiaries borrowed approximately $80.0 million to pay off existing indebtedness under Universal Management’s credit facility with KeyBank.

Term loan proceeds were advanced on September 30, 2022 and mature on September 30, 2027.  The term loan will be repaid in consecutive quarterly installments, as defined in the UACL credit agreement, commencing December 31, 2022, with the remaining balance due at maturity. Borrowings under the revolving credit facility may be made until and mature on September 30, 2027.

Borrowings under the UACL credit agreement bear interest at index-adjusted SOFR or a base rate, plus an applicable margin.  The applicable margin fluctuates based on the borrowers’ leverage ratio, as defined in the UACL credit agreement.  The current applicable interest rate under the UACL credit agreement is generally index-adjusted SOFR plus 1.75%.  The UACL credit agreement also requires the borrowers to pay a quarterly fee to the lenders of 0.25%, subject to adjustment based on the borrowers’ leverage ratio, multiplied by the amount of unused credit commitments.

As security for indebtedness under the UACL credit agreement, KeyBank was granted a first priority pledge of the capital stock of the applicable subsidiaries specified in the UACL credit agreement. KeyBank was also granted a first-priority, perfected security interest in cash, deposits, accounts receivable, inventory, equipment, and selected other assets of the applicable borrowers.

The UACL credit agreement includes customary affirmative and negative covenants as well as financial covenants requiring minimum fixed charge coverage and leverage ratios, as defined in the UACL credit agreement.  The UACL credit agreement contains customary events of default that would permit the lenders to accelerate the loans if not cured within applicable grace periods, including but not limited to the failure to make timely payments under the UACL credit agreement, the failure to satisfy covenants, a change in control of Universal or its subsidiaries, and specified events of bankruptcy or insolvency. The UACL credit agreement also includes customary mandatory prepayments provisions.

The foregoing description in this Current Report of the amended credit agreement is not intended to be a complete description of the amendment and related documents. The description is qualified in its entirety by the full text of the documents attached as Exhibit 10.2 to and incorporated by reference in this Current Report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

First Amendment Agreement dated September 30, 2022 among Universal Management Services, Inc., certain of its affiliates identified therein as Borrowers, KeyBank National Association, and the Lenders party thereto.

10.2

Credit and Security Agreement dated September 30, 2022 among UACL Logistics Holdings, LLC, certain of its affiliates identified therein as Borrowers, KeyBank National Association, and the Lenders party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

October 3, 2022	/s/ Steven Fitzpatrick
Steven Fitzpatrick
Secretary